Exhibit 99.5

                          Cornell Capital Partners, LP
                          101 Hudson Street -Suite 3700
                              Jersey City, NJ 07302


                                                               November 18, 2004

RoomlinX, Inc.
401 Hackensack Avenue - 3rd Floor
Hackensack, NJ 07601
Attention:   Frank Elenio

Dear Frank:

This letter will memorialize the agreement by and between RoomLinX, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Company"), and Cornell Capital Partners, LP, a Delaware Limited Partnership (the "Investor"), wherein with regard to an Advance Notice (as this term is defined in the Standby Equity Distribution Agreement entered into by and between the Company and the Investor dated the date hereof (the "Standby Equity Distribution Agreement")) issued to the Investor pursuant to the Standby Equity Distribution Agreement, the Company shall have the right to designate a minimum acceptable price. A "minimum acceptable price" shall mean a price of the Company's Common Stock as determined by the Company on the Advance Notice Date of which the Investor shall be advised of in writing simultaneously with the Advance Notice ("Minimum Acceptable Price")). All capitalized terms in this letter that are not defined in this letter shall have the meanings ascribed to those terms in the Standby Equity Distribution Agreement.

Upon the issuance by the Company of an Advance Notice to the Investor with a Minimum Acceptable Price, (i) the Company shall automatically reduce the amount of the Advance set forth in such Advance Notice by Twenty Percent (20%) for each day that the VWAP, or volume weighted average price, of the Company's Common Stock (as reported by Bloomberg, L.P.) during the Pricing Period is below the Minimum Acceptable Price (each such day, an "Excluded Day") and (ii) each Excluded Day shall be excluded from the Pricing Period for purposes of calculating the Market Price. The number of shares of Common Stock issued shall also be adjusted to correspond with the reduction in the Advance Notice amount. For example, assume that the closing bid price of the Company's Common Stock on the Advance Notice Date is $0.50, and the Minimum Acceptable Price as determined by the Company is $0.40. For every day during the Pricing Period that the VWAP of the Company's Common Stock is below $0.40, the Advance Notice amount shall be reduced by Twenty Percent (20%). If the Advance Notice amount is One Hundred Thousand Dollars ($100,000) and the VWAP of the Company's Common Stock is below the Minimum Acceptable Price for one (1) of the five (5) days of the Pricing Period, the Advance Notice amount shall be reduced by 20% (1 x 20%) or Twenty Thousand Dollars ($20,000), and therefore the reduced Advance Notice amount shall be Eighty Thousand Dollars ($80,000) (the "Reduced Advance Notice Amount") ($100,000-$20,000 = $80,000). The number of shares of Common Stock issued to the Investor shall be calculated by dividing the Reduced Advance Notice Amount by the lowest VWAP in the four (4) Trading Days in the Pricing Period that do not include the one Excluded Day.

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                              Cornell Capital Partners, LP
                              By:    Yorkville Advisors, LLC
                              Its:   General Partner

                              By: /s/ Mark Angelo
                              Name:  Mark Angelo
                              Title: President and Portfolio Manager

Agreed and acknowledged on this 18th day of November, 2004.

RoomLinX, Inc.

By:  /s/ Frank Elenio
Name: Frank Elenio